Exhibit 2.3

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
XCHANGE VENTURES, LLC
August 12, 2026

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Article 6 - DISSOLUTION; WINDING UP; TERMINATION		24

6.1	Dissolution	24
6.2	Winding Up and Termination	25
6.3	Assets Reserved and Pending Claims	25

Article 7 - MEMBER MEETINGS		26

7.1	Member Meetings	26
7.2	Notice of Meetings of Members	26
7.3	Record Date	27
7.4	Adjournment	27
7.5	Waiver of Notice; Approval of Meeting	27
7.6	Quorum; Required Vote	27
7.7	Conduct of a Meeting; Member Lists	28
7.8	Action Without a Meeting	28
7.9	Voting and Other Rights	28
7.10	Proxies and Voting	29

Article 8 - MISCELLANEOUS		30

8.1	Addresses and Notices	30
8.2	Amendments; Waiver	30
8.3	Successors and Assigns	31
8.4	No Waiver	31
8.5	Survival of Certain Provisions	31
8.6	Electronic Information	31
8.7	Severability	31
8.8	Interpretation	31
8.9	No Third-Party Rights	32
8.10	Entire Agreement	32
8.11	Rule of Construction	32
8.12	Authority	32
8.13	Governing Law	32
8.14	Facsimile Signatures	32
8.15	Counterparts	32

Exhibit A	Members, Capital Contributions, Interests

Exhibit B	Form of Series Designation

Schedule 1	Initial Pool

ii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF

XCHANGE VENTURES, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of XChange Ventures, LLC, a Delaware limited liability company (the “Company”), is dated as of August 12, 2026, and is entered into by and between Xchange Place Digital LLC, as its sole initial Member (the “Initial Member”) and the Company through its undersigned authorized representative (the “Manager”).

R E C I T A L S:

A. The Company has heretofore been formed as a limited liability company under the Delaware Act (as defined below) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 23, 2026 as amended on May 6, 2026.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Member hereby enter into this Agreement and agree as follows:

Article 1 - GENERAL PROVISIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No Member shall be deemed to be an “Affiliate” of the Company or any Series solely by reason of being a Member of the Company or such Series.

“Agreement” has the meaning set forth in the preamble.

“Asset Pool” has the meaning set forth in Section 1.7.

“Available Cash” means with respect to the Company or any Series, the gross cash receipts of the Company or such Series from operations, less the sum of: (1) payments of principal, interest, charges and fees pertaining to any of the indebtedness of the Company or such Series; (2) costs and expenses including without limitation, offering costs, incurred in the conduct of the business of the Company or such Series; and (3) amounts reserved to meet the reasonable needs of the business of the Company or such Series, as applicable.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or has an interest in: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. Notwithstanding the foregoing, any determination as to whether a Person is a “Beneficial Owner” shall be determined in accordance with Section 13d-3(a) of the Securities Exchange Act, as amended. If such Person would be deemed a Beneficial Owner pursuant to Section 13, such Person shall be deemed a Beneficial Owner for purposes of this Agreement and, conversely, if such Person would not be deemed a Beneficial Owner pursuant to Section 13, such Person shall not be deemed a Beneficial Owner for purposes of this Agreement.

“Board” has the meaning set forth in Section 2.1(a).

“Capital Contribution” means, with respect to each Member, the amount of cash or the Fair Value of any property contributed or deemed to be contributed by such Member, if any, to the capital of the Company or the applicable Series from time to time pursuant to Section 3.1.

“Cause” has the meaning set forth in Section 2.9.

“Certificate” means a certificate (i) in global form in accordance with the rules and regulations of the Depositary or (ii) in such other form as may be adopted by the Managers, issued by the Company evidencing ownership of one or more Interests.

“Class A Member” means a Member of the Company holding one or more Class A Interests.

“Class A Interests” shall have the meaning ascribed to it in Section 2.4(a).

“Class B Member” means a Member of the Company holding one or more Class B Interests.

“Class B Interests” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble.

“Consultant” means XChange Place Digital LLC.

“Consultancy Agreement” means that certain consultancy agreement between the Consultant and the Company as at or around the date hereof.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time, and any successor thereto.

“Depositary” means, with respect to any Interests issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Dissolution Event” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Fair Value” means, with respect to securities or any other assets, other than cash, the fair market value determined by the Managers.

“Fiscal Year” means each fiscal year of the Company or the applicable Series (or portion thereof), which shall end on December 31.

“Formation Date” has the meaning set forth in Section 8.16.

“Independent Manager” means a Manager not employed by the Company or its Affiliates.

“Initial Member” has the meaning set forth in the introductory paragraph. The Initial Member is the Consultant.

“Initial Pool” has the meaning set forth in Section 1.7(a).

“Interest” means a limited liability company interest in the Company or any Series, as applicable.

“Investment Asset” has the meaning set forth in Section 1.7(a).

“Involuntary Transfer” shall mean any Transfer of Interests, or proposed Transfer of Interests, (i) in the case of a Member who is a natural person, upon such Member’s death or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage such Member’s person or such Member’s property; (ii) in the case of a Member that is a trust, the termination of the trust, (iii) in the case of a Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s interest in the Company or the applicable Series; and (v) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

“Letter of Intent” has the meaning set forth in Section 1.7(a).

“Liabilities” has the meaning set forth in Section 4.2(b).

“Liquidating Trustee” has the meaning set forth in Section 6.2(a).

“Manager” has the meaning set forth in Section 2.1.

“Manager Compensation Pool” means the compensation pool of up to $750,000 set by the Board in its sole discretion which can be amended or otherwise modified from time to time, which distributions will be made to the Managers provided the Company has Available Cash.

“Maximum Permitted Conversion” has the meaning set forth in Section 2.4(e).

“Member” means, with respect to the Company or any Series, the Person(s) executing this Agreement or a counterpart signature page or joinder thereto as a member of the Company, the applicable Series Designation or a counterpart signature page or joinder thereto as a member of such Series, any other Person hereafter admitted to the Company as an additional member or Substituted Member of the Company as provided in this Agreement and any other Person hereafter admitted to any Series as an additional or Substituted Member of such Series as provided in this Agreement and/or the applicable Series Designation, as the case may be, in such Person’s capacity as a Member of the Company or such Series, as applicable.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto.

“Offering” means the offering of Interests in the Company or any Series for sale to the public pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”) or, in any replacement offering of Interests, as determined by the Board in the event such Offering shall not proceed for any reason.

“Officers” has the meaning set forth in Section 2.2.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

“Protected Person” means: (i) the members of the Board; (ii) any Members; (iii) any Officer; or (iv) any Person who serves at the request of the Board on behalf of the Company or any Series as an officer, director, partner, member, stockholder or employee of any other Person.

“Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “holder” means the Person in whose name such Interests are registered on the books of the Company or any Series or the Transfer Agent, as applicable, as of the opening of business on a particular Business Day.

“Series” means a designated series of limited liability company interests in the Company established in accordance with Section 18-215 of the Act, having separate rights, powers, and/or duties with respect to one or more assets or interests of the Company, obligations or profits and losses associated with such assets, or any other obligations which are specified in this Agreement and any appliable Series Designation.

“Subscription Agreement” means that certain subscription letter agreement, and any similar subscription agreements entered into from time to time, pursuant to which investors subscribe for or purchase equity interests of the Company or any Series in connection with any Offering conducted by the Company.

“Substitute Member” means a Person who is admitted as a Member of the Company or a Series pursuant to Section 2.7 as a result of a Transfer of Interests to such Person.

“Termination” means the date of the cancellation of the Certificate of Formation of the Company following the end of the Winding Up Period by the filing of a Certificate of Cancellation of the Company with the Secretary of State of the State of Delaware.

“Transfer Agent” means, with respect to any Interests, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company or the applicable Series to act as registrar and transfer agent for such Interests; provided that if no Transfer Agent is specifically designated for such Interests, the Board or a third party at its election shall act in such capacity.

“Transfer” means, with respect to an Interest, a transaction by which the Record Holder of an Interest assigns such Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Voting Member” means a Member holding one or more Voting Interests.

“Voting Interests” means (a) with respect to any matter submitted to the Members of the Company, the Class A Interests and the Class B Interests, and (b) with respect to any matter submitted to the holders of Interests of a particular Series, the Interests of such Series entitled to vote thereon as designated pursuant to the applicable Series Designation, if any, in each case solely to the extent that the Board has called a special meeting of Members pursuant to Section 2.8(b) or a vote, consent or approval of the Members is otherwise required by this Agreement, the Delaware Act or other applicable law.

“Winding Up Period” means the period from the Dissolution Event to the Termination of the Company.

1.2 Name. The name of the Company is “XChange Ventures, LLC”. All business of the Company shall be conducted under such name. The Managers may elect to change the name of the Company at any time.

1.3 Principal Office. The principal office of the Company shall be at a location as determined by the Board, either within or outside of the United States. The Company shall keep its books and records at its principal office.

1.4 Registered Office and Registered Agent. The street address of the registered office of the Company in the State of Delaware shall be as selected by the Board. The Board may elect to change the registered office and the registered agent of the Company at any time.

1.5 Term. The Company was formed on April 23, 2026 and shall continue in existence until the Company shall be dissolved and its affairs wound up and the Certificate of Formation is cancelled in accordance with the Delaware Act and this Agreement. Each Series shall continue in existence until such Series shall be terminated and its affairs wound up in accordance with the Delaware Act, this Agreement and the applicable Series Designation.

1.6 Limited Liability Company. This Agreement constitutes the sole and exclusive “limited liability company agreement” of the Company for purposes of the Delaware Act. Each Series shall be governed by a Series Designation adopted in accordance with Section 1.9, and the terms of such Series Designation shall control with respect to the specific rights and governance of that Series to the extent they differ from this Agreement.

The Members intend that (a) this Agreement shall be the sole source of the terms and conditions governing the relationship among the parties with respect to their interests in the Company, and (b) except to the extent a provision of this Agreement expressly incorporates other laws or is expressly prohibited or ineffective under the Delaware Act, this Agreement shall govern even if inconsistent with the default provisions of the Delaware Act. To the extent any provision of this Agreement is inconsistent with the default provisions of the Delaware Act, such inconsistency shall reflect the Members’ intent to override, supplement, or modify such provisions.

1.7 Purpose and Powers.

(a) The purpose to be conducted or promoted by the Company and each Series is to engage in any lawful act or activity and to exercise any powers permitted to a limited liability company formed under the Act, as shall be determined by the Board. Notwithstanding the foregoing, the Company has been organized to acquire and hold the current investment assets identified on Schedule 1 (the “Initial Pool”) which shall include, without limitation, any investment assets to be contributed under any letter of intent entered into by the Company relating to the acquisition of any investment asset (a “Letter of Intent”), as well as any future acquired Investment Assets (collectively, with the “Initial Pool”, the “Asset Pool”), which may be held by the Company or any Series, as determined by the Board and as reflected on the books and records of the Company and the applicable Series, and to undertake all actions necessary or appropriate with respect thereto.

(b) The Company and each Series shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company or such Series.

1.8 Power of Attorney.

(a) Each Member hereby constitutes and appoints each Manager with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A) all certificates, documents and other instruments (including this Agreement, each Series Designation and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Board or the Liquidating Trustee, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(B) all certificates, documents and other instruments that the Board or the Liquidating Trustee, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement or any Series Designation;

(C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board or the Liquidating Trustee determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company or any Series, as applicable, pursuant to the terms of this Agreement and any applicable Series Designation;

(D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article 2;

(E) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, acquisition, consolidation or conversion of the Company; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board or the Liquidating Trustee determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or any applicable Series Designation or (B) effectuate the terms or intent of this Agreement or any applicable Series Designation; provided, that when required by any provision of this Agreement or any applicable Series Designation that establishes a percentage of the Members or of the Members of any class or Series required to take any action, the Board or the Liquidating Trustee, may exercise the power of attorney made in this Section 1.8(a)(ii) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or Series, as applicable.

(b) Nothing contained in this Section 1.8 shall be construed as authorizing the Board or the Liquidating Trustee to amend, change or modify this Agreement or any applicable Series Designation except in accordance with Section 8.2 or as may be otherwise expressly provided for in this Agreement or such Series Designation, as applicable.

(c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the Transfer of all or any portion of such Member’s Interests and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Board or the Liquidating Trustee, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Board or the Liquidating Trustee, taken in good faith under such power of attorney in accordance with Section 1.7 and in accordance with the terms of this Agreement and any applicable Series Designation. Each Member shall execute and deliver to the Board or the Liquidating Trustee within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Managers or the Liquidating Trustee determines to be necessary or appropriate to effectuate this Agreement or any applicable Series Designation and the purposes of the Company or any applicable Series.

1.9 Series.

(a) Generally. Any number of Series may be established from time to time in accordance with this Agreement. Notwithstanding any other provision of this Agreement, the establishment of a new Series will not be deemed an amendment of this Agreement.

(b) Establishment of Series. Subject to the provisions of this Agreement, the Board may, in its sole discretion and without obtaining the consent, vote or other approval of any other Member, at any time and from time to time and in compliance with Section 1.9, cause the Company to establish in writing (each, a “Series Designation”) one or more Series as such term is used under Section 18-215 of the Delaware Act (each a “Series”), and to issue Interests in such Series, without limitation as to number and to such Persons and for such amount and type of consideration at such time or times and on such terms as the Board may deem appropriate. Each Series Designation shall be substantially in the form as attached hereto as Exhibit B. The Series Designation shall relate solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of membership interests associated with any other Series, or the Members associated therewith. The terms and conditions for each Series established pursuant to this Section 1.9 shall be as set forth in this Agreement and the Series Designation, as applicable, for the Series. In addition to its Series Designation, each Series may elect to adopt its own operating agreement governing the internal affairs of that Series, provided that any such operating agreement shall apply solely to that Series and shall not amend, modify, or conflict with this Agreement. Upon approval of any Series Designation by the Board, such Series Designation shall be attached to this Agreement as an Exhibit until such time as none of Interests of such Series remain outstanding. The books and records of the Company shall be maintained by the Company on a Series-by-Series basis, accounting for the assets associated with such Series separately from the other assets of the Company or any other Series thereof.

(c) Series Designation. The Series Designation establishing a Series may: (i) specify a name or names under which the business and affairs of such Series may be conducted; (ii) designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests of such Series and the Members associated therewith (to the extent such terms differ from those set forth in this Agreement) and (iii) designate or authorize the designation of specific Officers to be associated with such Series. A Series Designation (or any resolution of the Board amending any Series Designation) shall be effective when a duly executed original of the same is included by the Board among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement (it being understood and agreed that, upon such effective date, the Series described in such Series Designation shall be deemed to have been established and the Interests of such Series shall be deemed to have been authorized in accordance with the provisions thereof). The Series Designation establishing a Series may set forth specific provisions governing the rights of such Series against a member associated with such Series who fails to comply with the applicable provisions of this Agreement (including, for the avoidance of doubt, the applicable provisions of such Series Designation). In the event of a conflict between the terms and conditions of this Agreement and a Series Designation, the terms and conditions of the Series Designation shall prevail.

(d) Series Separateness.

(i) Each Series will have (A) separate rights, powers, and duties from each other Series, and (B) exclusive rights with respect to the property, obligations, profits, and losses associated with the Series and all proceeds derived therefrom. A Person may be admitted as a Member associated with more than one Series.

(ii) No debt, liability, obligation or expense of a Series will be a debt, liability, obligation or expense of any other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series will be enforceable against the assets of the Series only and not against any other assets of the Company or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company or any other Series will be enforceable against the assets of the Series. The records maintained for each Series will account for the assets associated with the series separately from the other assets of the Company or any other Series and assets associated with a Series may be held, directly or indirectly, including in the name of the Series, in the name of the Company. Notwithstanding the foregoing, any assets or liabilities of the Company used by (or in connection with the activities of) more than one Series will be allocated to each Series by the Board in accordance with a reasonable allocation method selected by the Board, and which will account for the assets associated with the Series separately from the other assets of the Company or any other Series. No assets of one Series may be commingled with the assets of any other Series or the other assets, if any, of the Company. The Certificate of Formation shall contain a notice of the limitation of liabilities of the Series in conformity with Section 18-215 of the Delaware Act.

(iii) The Interests held by a Member in the Company or any Series, as applicable, shall be set forth on Exhibit A. The Interests of the Members in a Series may be adjusted from time to time to reflect a transfer of all or a portion of an Interest in the Series as the changes are determined from time to time by the Board in accordance with this Agreement and recorded in the books and records of the Series.

Article 2 - MANAGEMENT; MEMBERS AND INTERESTS

2.1 Rights and Duties of the Board of Managers.

(a) Except as otherwise provided in this Agreement, the powers of the Company and each Series shall be exercised by or under the authority of, and the business and affairs of the Company and each Series shall be managed under the direction of a board of managers (the “Board of Managers”). The Persons constituting the Board (each, a “Manager”) (i) are each hereby designated as a “manager” of the Company and each Series within the meaning of Section 18-101(12) of the Delaware Act and (ii) will be the Board for all purposes under this Agreement. A person does not need to be a Member to serve on the Board. The Board will initially consist of three members and shall initially consist of Cesar Baez, Dan Matthies, and Jason Glazer. Each Manager shall hold office until such Manager’s earlier death, resignation or removal in accordance with Section 2.9. The size of the Board may be increased or decreased from time to time by action of the Board. Vacancies caused by a resignation, removal or increase in the size of the Board may be filled by the remaining members of the Board, even if not a quorum. In the event there are no remaining Managers in office, the Initial Member shall be entitled to appoint replacement Managers to restore the Board to full capacity.

(b) The Initial Member may elect to appoint an Independent Manager serving as one of the members of the Board. To the fullest extent permitted by law, the Independent Manager shall consider only the interests of the Company in acting or otherwise voting on the matters set forth in this Article 2. The Independent Manager shall act where other Managers are excluded from voting on certain matters involving a direct or indirect conflict of interest between any Manager on the one hand and public investors on the other hand. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to appoint an Independent Manager or, if appointed, prohibit the Independent Manager from having a direct or indirect interest in any matter presented to the Board, provided that any such interest is disclosed to the Board to the extent required by applicable law. The Independent Manager may identify, introduce, refer, present or otherwise bring to the attention of the Board any business opportunity, transaction, proposal or other matter for the Board’s consideration, and may participate in discussions regarding any such matter.

(c) Except as otherwise expressly provided in this Agreement, any Series Designation, or as required by the Delaware Act, the Board shall have complete and exclusive discretion in the management and control of the affairs and business of the Company and each Series, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company and each Series, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement and any applicable Series Designation. Except as otherwise expressly provided in this Agreement or any applicable Series Designation, the Board shall have, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company and each Series, all rights and powers of a “manager” of a limited liability company under the Delaware Act necessary or convenient to carry out the purposes of the Company and each Series. Except as otherwise expressly provided in this Agreement or any applicable Series Designation, the Board or Persons designated by the Board, including officers and agents appointed by the Board, will be the only Persons authorized to execute documents which will be binding on the Company or any Series. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to one (1) or more Members, the Board will have the power to perform any acts, statutory or otherwise, with respect to the Company (including with respect to any Subsidiary of the Company), any Series, or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company (including with respect to any Subsidiary of the Company) except as expressly provided herein.

(d) Except as otherwise set forth in any Series Designation, the Board shall have exclusive authority and responsibility for all investment-related activities of the Company and each Series, including monitoring, evaluating, and providing investment advice with respect to each Investment Asset (including ongoing performance review and strategic recommendations); overseeing valuation processes (including engaging and supervising third-party valuation firms); advising on financial, legal, and strategic matters relating to each Investment Asset (including analysis of risks, opportunities, and structural considerations); and managing all transaction-readiness activities (including due diligence, financial modelling, and other preparatory work for potential transactions). The Board shall also be responsible for all transactional services, including negotiating and executing potential sales or other transactions on behalf of the Company and each Series (including negotiation of price, structure, and closing conditions); obtaining appraisals, statements of condition, and other assessments required in connection with any transaction (including coordination with independent evaluators); managing and approving all transaction-related expenditures (including fees, costs, and disbursements); and coordinating with legal counsel, financial advisors, and other professional advisors involved in any transaction (including oversight of documentation, diligence, and closing processes).

(e) Subject to the terms and conditions herein, all decisions regarding the management and operations of the Company and each Series shall be made by the Board, which shall have exclusive authority and responsibility in respect thereof. The Board may from time to time designate any Managers, Officers, employees, or external advisors of the Company, as the Board may determine appropriate, to assist with or carry out the management and administration of the Investment Assets, and operations of the Company and each Series. Any such designees shall act in accordance with the authority, limitations, and restrictions imposed by the Board from time to time, and shall have no independent authority except as expressly delegated by the Board. All such delegated authority may be modified, restricted, or revoked by the Board at any time in its sole discretion.

(f)  In addition to any equity compensation payable to the Managers, the Managers shall be entitled to receive, from time to time, cash compensation grants from a fixed compensation pool of up to $750,000 (the “Manager Compensation Pool”). The Board may, in its sole discretion, amend, increase, decrease, or otherwise modify the size, terms, or operation of the Manager Compensation Pool at any time. Amounts from the Manager Compensation Pool may be paid in quarterly disbursements, and only to the extent the Company has Available Cash for distribution as of the time of such disbursement. The allocation of the Manager Compensation Pool among the Managers shall be determined by the Board, or by any committee thereof designated by the Board.

(g) The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the chairman of the Board on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the chairman of the Board in like manner and with like notice upon the written request of any one or more of the Managers.

(h) At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement or any applicable Series Designation, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(i) Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(j) On any matter that is to be voted on, consented to or approved by the Board in accordance with this Agreement and any applicable Series Designation, the Managers may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be approved by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted.

2.2 Officers.

(a) At any time, the Board may appoint and replace individuals as officers or agents of the Company or any Series (“Officers”) with such titles as the Board may elect to act on behalf of the Company or such Series with such power and authority as the Board may delegate to such persons. Any number of offices may be held by the same person. Officers shall hold their offices for such terms as shall be determined from time to time by the Board. The Officers shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any Officer may be removed at any time, with or without cause, by the Board. The Officers may also be officers or employees of other Persons. The Officers, to the extent of their powers set forth in this Agreement and any Series Designation or otherwise vested in them by action of the Board not inconsistent with this Agreement or any Series Designation, are agents of the Company for the purpose of the business of the Company and each Series and the actions of the Officers taken in accordance with such powers shall bind the Company or such Series. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the DGCL. No Officer shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

(b) Notwithstanding the foregoing, it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Manager, Officer or employee or any Affiliates of such Manager, Officer or employee (other than any express obligation contained in any agreement to which such Person and the Company or any Series or any of its subsidiaries are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or any Series or in direct competition with the Company or any Series; provided such Person does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company or any Series to such Person; provided, further, that a Person shall not be deemed to be in direct competition with the Company or any Series solely because of such Person’s ownership, directly or indirectly, solely for investment purposes, of securities of any publicly traded entity if such Person does not, together with such Person’s Affiliates, collectively own 5% or more of any class or securities of such publicly traded entity, and such Person is not a director or officer (and does not hold an equivalent position) in such publicly traded entity. Neither the Board, nor any Officer or employee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company or any Series that may become available to Affiliates of such Person. No Member or any other Person shall have any rights by virtue of the Manager’s or any Officer’s or employee’s or any Affiliates of such Manager, Officer or employee duties as the Manager, Officer or employee or this Agreement in any business ventures of any Manager or any Officer or employee or any Affiliates of any such Manager, Officer or employee.

2.3 Members.

(a) A Person shall be admitted as a Member and shall become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement and any applicable Series Designation if such Person purchases or otherwise lawfully acquires any Interest, and such Person shall become the Record Holder of such Interest, in accordance with the provisions of this Agreement and any applicable Series Designation. A Person may become a Record Holder without the consent or approval of any of the Members and without physical execution of this Agreement. A Person may not become a Member without acquiring an Interest. The Initial Member was admitted effective as of the Formation Date.

(b) The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company and any applicable Series maintained for such purpose by the Company, any applicable Series or the Transfer Agent.

(c) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company or any Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Series, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company or any Series solely by reason of being a Member of the Company or such Series.

(d) Except to the extent expressly provided in this Agreement or any applicable Series Designation: (i) no Member shall be entitled to the withdrawal or return of any Capital Contribution, except to the extent, if any, that distributions are made pursuant to this Agreement and any applicable Series Designation except as provided in Article 6 or upon dissolution of the Company to the extent permitted by law and as provided in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions except as provided in this Agreement or any applicable Series Designation; (iii) no interest shall be paid by the Company or any Series on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company or any Series, transact any business in the name of the Company or any Series or have the power to sign documents for or otherwise bind the Company or any Series by reason of being a Member.

(e) Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company and the Series, including business interests and activities in direct competition with the Company or any Series. Neither the Company nor any Series nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

2.4 Interests; Membership Interests.

(a) The Interests in the Company shall initially be divided into (i) Class A Interests having the rights and preferences as set forth herein (the “Class A Interests”) and (ii) Class B Interests having the rights and preferences as set forth herein (the “Class B Interests” and, together with the Class A Interests, the “Interests” and each an “Interest”) all of which shall have the same rights, powers and duties, except as otherwise set forth in this Agreement. A Member who is designated as a Class A Member and/or a Class B Member, shall have the rights and obligations accorded to the Class A Interests with respect to such Class A Interests and the rights and obligations accorded to the Class B Interests with respect to such Class B Interests. The number of Class A Interests and Class B Interests shall be unlimited and issued by the Board from time to time in its discretion. The Interests of the Members shall be as set forth on Exhibit A attached hereto, which may be updated as set forth herein. The Board may issue or sell Interests for such consideration as the Board may deem adequate or necessary, and may issue Class A Interests or Class B Interests to Managers of the Board, Officers, or third parties as a form of compensation (including equity-based incentives or awards). Any such issuances may, in the discretion of the Board, be made subject to a vesting schedule (including time-based, performance-based, or other vesting conditions) and to such other terms and restrictions as the Board may determine to be appropriate. The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.

(b) As set forth in Exhibit A hereto, the Consultant has been issued 15,000 Class A Interests and 125,000 Class B Interests as compensation for certain consultancy services provided pursuant to the Consultancy Agreement (collectively, the “Prior Interests”). The 125,000 Class B Interests issued to the Consultant are subject to such vesting conditions, continued service requirements, performance milestones, or other criteria as the Board may establish from time to time in its sole discretion pursuant to the terms of the Consultancy Agreement or a separate award agreement. No Class B Interest issued to the Consultant shall be eligible for conversion into a Class A Interest unless and until both the applicable vesting conditions and the Make-Whole Requirement have been satisfied. Any additional equity or non-equity compensation payable to the Consultant, including any amounts distributed to the Consultant from Available Cash designated to a compensation pool (which shall be separate and distinct from the Manager Compensation Pool), shall be determined in accordance with the terms of the Consultancy Agreement.

(c) Class B Interests may be issued from time to time from a Class B incentive pool established by the Board to Managers, Officers, employees, consultants (including the Consultant), and other third parties who provide services to the Company. All or any portion of the Class B Interests shall, upon the automatic satisfaction of such conversion milestones as may be established from time to time by the Board, be converted into Class A Interests for no additional consideration; provided, however, that no Class B Interests shall be eligible for conversion unless and until the Class A Members have first been made whole (the “Make-Whole Requirement”). For purposes of this Agreement, the “Make-Whole” requirement shall mean that the Class A Members shall have received (i) a full return of all unreturned Capital Contributions attributable to the Class A Interests, and (ii) an annualized six percent (6%) preferred return on such Capital Contributions, in each case to the extent accrued and payable pursuant to this Agreement, provided that such amounts shall be paid solely from Available Cash.

(d) Upon satisfaction of the Make-Whole Requirement, each Class B Interest shall automatically convert into one (1) Class A Interest. Upon conversion pursuant to this Section 2.4(c) and Section 2.4(d), the converted Class B Interests shall be cancelled and retired, and the holders thereof shall be admitted as holders of Class A Interests with all rights appurtenant thereto.

(e) Notwithstanding the foregoing, the aggregate number of Class A Interests issuable to the Class B Members in connection with any such conversion shall not exceed twenty percent (20%) of the total outstanding Class A Interests immediately prior to such conversion (the “Maximum Permitted Conversion”). In calculating the Maximum Permitted Conversion, only the Class A Interests issuable in the applicable conversion shall be taken into account, and any Class A Interests held by any Class B Member (or any Affiliate thereof) prior to such conversion shall be disregarded.

(f) In the event the number of Class A Interests otherwise issuable upon conversion would result in the Class B Members holding more than the Maximum Permitted Conversion, the number of Class A Interests issued to the Class B Members shall be automatically reduced to the maximum number permitted under the Maximum Permitted Conversion, allocated among the Class B Members on a pro rata basis in proportion to their respective Class B Interests immediately prior to such conversion. Any Class B Interests that are not converted as a result of such limitation shall remain outstanding and shall continue to be held by the applicable Class B Members, and shall remain eligible for conversion upon the occurrence of any subsequent conversion event in accordance with this Section 2.4.

(g) As of the date of this Agreement, the Board has designated an aggregate of 125,000 Class B Interests from the Class B incentive pool for potential future issuance to Cesar Baez, Dan Matthies, and Jason Glazer as equity compensation in their capacity as Managers, as reflected in Exhibit A. None of these Class B Interests have been issued as of the date of this Agreement, and no vesting has occurred. The timing, individual allocation among the Managers, vesting conditions, continued service requirements, performance milestones, and any other terms applicable to any future issuance of such Class B Interests shall be determined by the Board in its sole discretion from time to time. No Class B Interest shall be eligible for conversion into a Class A Interest unless and until both the applicable vesting conditions and the Make-Whole Requirement have been satisfied.

2.5 Certificates and Representations of Interests.

(a) Interests may be recorded in book entry form or may be evidenced by certificates or electronic, or in any other form, as determined by the Board as may be permitted by the Delaware Act. Notwithstanding anything to the contrary herein, unless the Board shall determine otherwise in respect of one or more classes of Interests or as may be required by the Depository with respect to any specific class of Interests, Interests shall not be evidenced by physical Certificates. No Member shall have the right to require the Company to issue physical Certificates representing Interests for any reason, except as may be required by applicable law. If the Board authorizes the issuance of Interests to any Person in the form of physical Certificates, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Interests being so issued. Certificates shall be executed on behalf of the Company or any Series by any Manager. If and to the extent a Transfer Agent has been appointed with respect to any class or series of Interests, no Certificate representing such class or series of Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board elects to issue Interests in global form, the Certificates representing Interests shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Interests have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such officer or Transfer Agent at the date of issue. Certificates for any class or series of Interests shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Interests.

(b) If any mutilated Certificate is surrendered to the Company or the Transfer Agent, the appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Interests as the Certificate so surrendered. The appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Interests represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

2.6 Record Holders. The Company and each Series shall be entitled to recognize the Record Holder as the owner of an Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, regardless of whether the Company or any Series shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Interests, as between the Company or any Series on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Interests.

2.7 Registration and Transfer of Interests.

(a) Any Transfer of any Interests shall only be completed subject to the compliance by the Member and the proposed transferee with all applicable laws; and furthermore may only be completed in accordance with the provisions of this Agreement and any applicable Series Designation.

(b) Other than (i) any Transfer of Interests which is an Involuntary Transfer or (ii) any Transfer that occurs on an alternative trading system that has been approved by the Company in writing, any Transfer of Interests shall be subject to the prior written approval of the Company, which the Company may give or withhold in its sole discretion.

(c) The Company shall keep or cause to be kept on behalf of the Company and each Series a register (which may be in electronic form) that will provide for the registration and Transfer of Interests. The Company may appoint a Transfer Agent to act as registrar and transfer agent for the purpose of registering any class of Interests and Transfers of such class of Interests as herein provided. For Interests represented by Certificates, upon surrender of a Certificate for registration of Transfer of any Interests evidenced by a Certificate, the appropriate Officers of the Company or the applicable Series shall execute and deliver, and in the case of Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Interests as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address and facsimile number for each such transferee as set forth on Exhibit A at any time.

(d) The Company shall not recognize any Transfer of Interests evidenced by Certificates until the Certificates evidencing such Interests are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of Interests, whether or not such Interests are evidenced by Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(e) By acceptance of the Transfer of any Interest, each transferee of an Interest (including any nominee holder or an agent or representative acquiring such Interests for the account of another Person) (i) shall be admitted to the Company or the applicable Series as a Substitute Member with respect to the Interests so Transferred to such transferee when any such Transfer or admission is reflected in the books and records of the Company or the applicable Series or the Transfer Agent, as applicable, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Interests so transferred, (iv) grants powers of attorney to the Officers of the Company or the applicable Series and any Liquidating Trustee, as specified herein, and (v) makes the consents and waivers contained in this Agreement and any applicable Series Designation. The Transfer of any Interests and the admission of any new Member shall not constitute an amendment to this Agreement or any applicable Series Designation.

(f) Nothing contained in this Agreement shall preclude electronic book-entry only Transfer of Interests or the settlement of any transactions involving Interests entered into through electronic systems maintained by the Company, facilities of the Depository or any National Securities Exchange on which such Interests are listed for trading.

(g) The Initial Member and its Affiliates shall be permitted to Transfer or pledge any Class B Interests (or Class A Interests issuable upon conversion of Class B Interests) Beneficially Owned by them at any time, except as otherwise required by law or in any bankruptcy or similar proceeding. For the avoidance of doubt, the Consultant and its Affiliates shall be permitted to pledge any or all of such Interests to unaffiliated third-party lenders, and such lenders shall not be subject to the provisions of this Section 2.7(g) if they obtain Beneficial Ownership of such Interests in connection with a default by the Initial Member or its Affiliates pursuant to the transactions in which such third-party lenders obtained such Interests.

(h) Any Transfer or attempted Transfer of any Interest(s) in contravention of this Agreement or any Series Designation shall be absolutely null and void ab initio and of no force or effect, on or against the Company, any Series, any Member, any creditor of the Company, any Series or any claimant against the Company or any Series and may be enjoined, and shall not be recorded on the books and records of the Company or any Series. No distributions of cash or property of the Company or any Series shall be made to any transferee of any Interest(s) which is/are Transferred in violation hereof, nor shall any such Transfer be registered on the books of the Company or any Series. The Transfer or attempted Transfer of any Interest(s) in violation hereof shall not affect the Beneficial Ownership of such Interest(s), and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive liquidation proceeds and any other distributions with respect to the Interests.

2.8 Voting.

(a) Notwithstanding anything to the contrary contained in the Delaware Act or, to the fullest extent permitted by law, any applicable law, Members shall have no right to vote with respect to any matter except as specifically set forth in this Agreement or in any Series Designation. ..

(b) To the extent the Members are entitled to vote on any matter as expressly set forth in this Agreement, any applicable Series Designation or as required by law,: (i) each Voting Interest shall constitute one vote; (ii) the Voting Interests shall vote together as a single class unless applicable law requires a class vote; (iii) any action shall require the affirmative vote of a majority of the Voting Interests present and entitled to vote at such meeting; and (iv) any Interests Beneficially Owned by the Initial Member or any Affiliate of the Initial Member shall not be entitled to vote on any such matter and shall not be considered in determining the total number of votes available or required. No Member shall have any cumulative voting rights.

(c) The Board shall not approve the following actions on behalf of the Company (“Major Decisions”) without the prior written approval or affirmative vote of the Members of the Company holding a majority of the Voting Interests:

(i) any merger, acquisition or consolidation, conversion or division of the Company; or

(ii) to the fullest extent permitted by applicable law, the dissolution of the Company.

(d) For the avoidance of doubt, nothing in this Section 2.8 shall be construed as conferring any right on Members to call or demand a meeting of Members.

2.9 Removal or Replacement of a Manager. Any Manager may be removed or replaced with Cause at any time by the Board. For purposes of this Agreement, “Cause” means:

(a) a final, non-appealable conviction of a Manager for a felony involving fraud or embezzlement;

(b) a judicial determination of gross negligence or willful misconduct in the performance of a Manager’s duties;

(c) the conviction of or a plea of nolo contendere for a felony, or any misdemeanor involving deceit, dishonesty, fraud, or embezzlement;

(d) a breach of fiduciary duties owed to the Company or any Series; or

(e) any activity or conduct that causes, or would reasonably be expected to cause, reputational harm to the Company or any Series.

2.10 Removal or Replacement of an Officer. Any Officer may be removed or replaced with or without Cause at any time by the Board.

2.11 Removal or Replacement of the Consultant. The Consultant may be removed or replaced with or without Cause at any time by the Board.

2.12 Books and Records. To the fullest extent permitted by the Delaware Act, each Member hereby waives any right to inspect or obtain copies of the books and records of the Company or any Series under Section 18-305 of the Delaware Act or otherwise, except for (i) a copy of this Agreement and any applicable Series Designation and (ii) such information as the Board determines in its sole discretion to provide. Any information provided to a Member pursuant to this Section 2.12 shall be subject to the confidentiality obligations set forth in Section 8.17.

Article 3- CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Persons seeking to become a Member of the Company or of any Series shall be required to purchase or acquire Interests of the Company or the applicable Series and make capital contributions in such forms and in such amounts and at such times as the Board (or, with respect to a Series, the manager of such Series if authority has been delegated) may require, if any, in its sole discretion (any, a “Capital Contribution”) whereupon an account for a new Member will be established with respect to the Company or the applicable Series, and, if applicable, accreted, in the amount of such Member’s Capital Contribution or based upon the fair market value of property contributed, and the new Member shall be issued a number of Class Interests of the Company or the applicable Series as determined by the Board, and the Board shall update Exhibit A and any Series-specific exhibits attached hereto accordingly. The provisions of this Section 3.1 are solely intended for the benefit of the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company or any Series (and no such creditor shall be a third-party beneficiary of this Agreement). The Members shall have no duty or obligation to any creditor of the Company or any Series to make any contribution to the Company or any Series.

3.2 Dividends.

(a) The Company and each Series, in the sole discretion of the Board, in the event there is Available Cash, may make distributions thereof (“Dividends”) to Members as set forth herein or in any applicable Series Designation. Notwithstanding anything herein to the contrary, no Member may receive a Dividend to the extent that, after giving effect to the Dividend, all liabilities of the Company or the applicable Series (other than to a Member on account of its Interests and liabilities for which the recourse of creditors is limited to specific property of the Company or the applicable Series) exceed the fair market value of the assets of the Company or the applicable Series (except that property that is subject to a liability for which the recourse of the creditors is limited to such property shall be included in the assets of the Company or the applicable Series only to the extent the Fair Market Value of such property exceeds that liability). In the event of a Dividend to a Member that would be deemed violative of applicable law, the applicable Member may be required to return such Dividend to the Company. Each Dividend in respect of any Interests shall be paid by the Company or the applicable Series, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Interests as of the Record Date set for such Dividend. Such payment shall constitute full payment and satisfaction of the liability of the Company or the applicable Series in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(b) Other than distributions pursuant to a Dissolution Event as set forth in Article 6, if the Board declares and determines to make any Dividend of cash or other assets to the Members of the Company, all such Dividends shall be made to the Members as follows:

(A) 100% to the Class A Members, pro rata in proportion to the number of Class A Interests held by each such Member until the aggregate Dividends (including all prior Dividends, if any) paid per Class A Interest equals $100.00; and

(B) In the event any funds remain available for distribution after payments referenced in clause (A), (1) 60% of such remaining amount to the Class A Members, pro rata in proportion to the number of Class A Interests held by each such Member and (2) 40% of such remaining amount to the Class B Members (provided, if the Class B Interests have been converted to Class A Interests at the time of the record date for such Dividend, the amounts payable pursuant to clause (1) and (2) shall be adjusted in direct proportion to the percentage of the total Class B Interests previously converted into Class A Interests.

(c) By way of examples and not limitation, (i) in the event of a Dividend pursuant to Section 3.2(b)(B) prior to the conversion of any Class B Interests, such Dividend shall be apportioned 40% to the Class B Interests and 60% to the Class A Interests, pro rata, and (ii) in the event of a Dividend pursuant to Section 3.2(b)(B) following the conversion in whole or in part of Class B Interests, the Dividend to be apportioned to the Class B Interests shall be proportionately reduced.

(d) Distributions to the Members of any Series shall be made in accordance with the applicable Series Designation.

(e) Except as otherwise provided herein or as required by law, no Member shall be required to restore or repay to the Company or any Series any funds properly distributed to it pursuant to this Section 3.2.

(f) Distributions, if any, will only be made from Available Cash as defined in Section 1.1. There can be no assurance as to the timing of any distribution or that any distribution will be paid at all. Any decision to make a distribution will be at the sole discretion of the Board, taking into account the then current financial condition of the Company or the applicable Series and such other factors as the Board deems relevant.

Article 4 - LIABILITY; INDEMNIFICATION

4.1 Liability of a Member. The liability of each Member shall be limited as provided in the Delaware Act and as set forth in this Agreement or the applicable Series Designation.

4.2 Exculpation and Indemnification.

(a) No Protected Person shall, to the fullest extent permitted by law, be liable to the Company, any Series or any Manager or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Protected Person in good faith on behalf of the Company or any Series and in a manner reasonably believed to be within the scope of the authority conferred on such Protected Person by this Agreement or any applicable Series Designation, except that a Protected Person shall be liable for any such loss, damage or claim incurred by reason of such Protected Person’s own actual fraud, willful misconduct, or any intentional and material breach of this Agreement. With the prior consent of the Board, any Protected Person may consult with legal counsel and accountants with respect to affairs of the Company or any Series (including interpretations of this Agreement or any Series Designation) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company or any Series selected with reasonable care; provided that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

(b) To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under this Agreement, and any amounts expended in respect of settlements of any claims approved by the Board (collectively, “Liabilities”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission performed or omitted by such Protected Person in good faith on behalf of the Company or any Series and in a manner reasonably believed to be within the scope of the authority conferred on such Protected Person by this Agreement or any Series arising out of or in connection with the activities of the Company or any Series;

(ii) by reason of the fact that it is or was acting in connection with the activities of the Company or any Series in any capacity or that it is or was serving at the request of the Company or any Series as a partner, Interest holder, member, director, officer, employee, or agent of any Person;

unless, such Liability results from such Protected Person’s own actual fraud, willful misconduct, or intentional and material breach of this Agreement.

(c) The Company or any Series may reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 4.2 and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of this Section 4.2; provided, that such Protected Person executes a written undertaking to repay the Company or such Series for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 4.2.

(d) To the extent that, at law or in equity, a Protected Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Series or to any other Person, to the fullest extent permitted by applicable law, a Protected Person acting under this Agreement shall not be liable to the Company, any Series or to any other Person for its good faith reliance on the provisions of this Agreement or any Series Designation. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Protected Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Protected Person to the fullest extent permitted by applicable law.

(e) The provisions of this Section 4.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 4.2 and regardless of any subsequent amendment to this Agreement or any Series Designation; provided, that, no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(f) Any indemnification under this Section 4.2 or otherwise shall be paid out of and to the extent of the assets of the Company or any applicable Series only.

Article 5 - ACCOUNTING; FINANCIAL AND TAX MATTERS

5.1 Accounting Basis. The Company shall use such method of accounting as may be determined by the Board that is consistent with United States generally accepted accounting principles or such other accounting methods and conventions as the Board may from time to time determine to be used in the preparation of the Company’s tax returns.

5.2 Tax Matters.

(a) The Members shall provide the Company with such information, which may be necessary or desirable in connection with preparing and filing tax elections or otherwise in connection with the compliance with applicable tax laws. The Board shall cause to be prepared and filed all tax returns of the Company that are required for U.S. federal, state or local or non-U.S. tax purposes and shall make all determinations as to tax elections by the Company. Each Member shall be required to report for all tax purposes consistently with such information provided by the Company.

(b) Notwithstanding anything otherwise to the contrary herein, the Board is authorized to take any action that may be required to cause the Company to comply with any withholding or other similar requirements established pursuant to the Code or any other provision of U.S. federal, state or local or non-U.S. tax law or otherwise. To the extent the Company is required to or elects to withhold and pay over or otherwise pay any withholding or other taxes payable, or required to be deducted, by the Company or any of its Affiliates pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law or otherwise, attributable to a Member or resulting from such Member’s participation in the Company, the Board may treat the amount withheld as a distribution of cash pursuant to Section 3.2 to the extent such Member would have received a cash distribution but for such withholding or other taxes. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding or other taxes, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution of such Member.

(c) The Board shall elect to have the Company and each Series make an election to be taxed as a “C” corporation pursuant to the Code effective as of the date of this Agreement, or, if different than the date of this Agreement, the date of the applicable Series Designation for such Series, without any approval or vote of the Members required, and to make such filings, including without limitation, a Form 8832 with the Internal Revenue Service, and to undertake such actions as required to effect such tax classification.

Article 6 - DISSOLUTION; WINDING UP; TERMINATION

6.1 Events Causing Dissolution of the Company or Termination of a Series.

(a) The Company shall be dissolved and commence its winding up upon the first to occur of the following (the “Dissolution Event”):

(i) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act;

(ii) At any time there are no Members of the Company, unless the Company is continued in accordance with the Act; or

(iii) Subject to Section 2.8(c)(ii), upon the unanimous consent or affirmative vote of all members of the Board.

(b) Except as may otherwise be provided in any Series Designation, a Series shall be terminated upon the first of the following events to occur (a “Termination Event”):

(i) The dissolution of the Company pursuant to Section 6.1(a);

(ii) Upon the unanimous affirmative vote or written consent of the Board; or

(iii) The entry of a decree of termination under the Act.

If the Company is dissolved or a Series is terminated pursuant to Section 6.1, the Company’s or such Series’ affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

6.2 Winding Up and Termination.

(a) Upon the occurrence of a Dissolution Event or a Termination Event, the property and business of the Company or the applicable Series shall be wound up by the Board or by a Person designated as a liquidating trustee by the Board (the Board or such liquidating trustee, the “Liquidating Trustee”). Subject to the requirements of applicable law and the further provisions of this Section 6.2, the Liquidating Trustee shall have discretion in determining whether to sell or otherwise dispose of Company or Series assets or to distribute the same in kind and the timing and manner of such disposition or distribution. The Liquidating Trustee may take any actions in furtherance of the winding up of the Company or the applicable Series, including, in its discretion, expend funds, acquire additional assets and borrow funds. The Liquidating Trustee may also authorize the payment of fees and expenses reasonably required in connection with the winding up of the Company or the applicable Series and any fees and expenses payable pursuant to any agreement to which the Company or the applicable Series is party.

(b) Within a reasonable period of time following the occurrence of a Dissolution Event or Termination Event, the assets of the Company or the applicable Series (except for assets reserved pursuant to Section 6.3) shall, to the fullest extent permitted by law, be applied and distributed in the following manner and order of priority:

(i) the claims of all creditors of the Company or the applicable Series (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

(ii) to the Members in the same manner as Dividends under Section 3.2 or in accordance with the applicable Series Designation.

Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted law, liquidating Dividends shall be made no later than the last to occur of (x) 90 days after the date of disposition (including pursuant to Section 6.3) of the last remaining asset of the Company and (y) the end of the Company’s taxable year in which the disposition referred to in clause (x) shall occur.

(c) The Liquidating Trustee may allocate securities for distribution in kind to the Members. Notwithstanding any other provision of this Agreement, the amount by which the Fair Value of any property to be distributed in kind to the Members (including property distributed in liquidation and property distributed pursuant to Section 3.2) exceeds or is less than the adjusted basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing income, gains and losses of the Company, and distributing proceeds to, the Members, pursuant to this Agreement.

(d) When the Liquidating Trustee has completed the winding up of the Company described in this Section 6.2, the Liquidating Trustee shall cause the Termination of the Company.

6.3 Assets Reserved and Pending Claims.

(a) If, upon the occurrence of a Dissolution Event or Termination Event, there are any assets that, in the judgment of the Liquidating Trustee, cannot be sold or distributed in kind without sacrificing a significant portion of the value thereof or where such sale or distribution is otherwise impractical at the time of the Dissolution Event or Termination Event, such assets may be retained by the Company or the applicable Series if the Liquidating Trustee determines that the retention of such assets is in the best interests of the Members. Upon the sale of such assets or a determination by the Liquidating Trustee that circumstances no longer require their retention, such assets (at their Fair Value) or the proceeds of their sale shall be distributable pursuant to Section 6.2(b), and distributed in accordance with such value.

(b) If there are any claims or potential claims (including potential Company or Series expenses in connection therewith) against the Company or any Series (either directly or indirectly, including potential claims for which the Company or any Series might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Liquidating Trustee, be definitively ascertained, then the Company or the applicable Series shall retain funds (or assets) determined by the Liquidating Trustee in its discretion as a reserve against such potential losses and liabilities, including expenses associated therewith, and for any other Company or Series purpose. The Liquidating Trustee may in its discretion obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Company or Series expenses) or a determination by the Liquidating Trustee that the probable loss therefrom can be definitively ascertained, such claims (including such potential Company or Series expenses) shall be taken into account in the amount at which they were settled, and any excess funds retained shall be distributed as such funds would be distributed under Section 6.2(b).

Article 7 - MEMBER MEETINGS

7.1 Member Meetings.

(a) The provisions of this Article 7 shall apply solely in the event that a meeting of Members is called by the Board pursuant to Section 2.8(b) or is required by mandatory provisions of applicable law. Nothing in this Article 7 shall be construed as conferring any right on Members to call or demand a meeting or as granting any voting rights beyond those expressly preserved in Section 2.8. There shall be no meetings of the Members unless called by the Board or as otherwise specifically required by law.

(b) All acts of Members to be taken hereunder shall be taken in the manner provided in this Agreement. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, if a meeting of the Members is called, Members and proxyholders not physically present at a meeting of Members may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting.

(c) No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

7.2 Notice of Meetings of Members.

(a) Notice, stating the place, day and hour of any meeting of the Members, as determined by the Board, and the purpose or purposes for which the meeting is called, as determined by the Board, shall be delivered by the Company or the applicable Series not less than 5 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with the terms herein to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware or applicable federal law or any exchange on which any Interests are then listed. Only such business shall be conducted at a meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any meeting of the Members may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of the Members.

(b) The Board shall designate the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

7.3 Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Board may set a Record Date, which shall not be less than 5 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). If no Record Date is fixed by the Board, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Board may fix a new Record Date for the adjourned or postponed meeting.

7.4 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 7.

7.5 Waiver of Notice; Approval of Meeting. Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

7.6 Quorum; Required Vote. At any meeting of the Members, the holders of a majority of the Voting Interests of the Company or the applicable Series entitled to vote represented in person or by proxy shall constitute a quorum unless any such action by the Members requires approval by holders of a greater percentage of Voting Interests of the Company or the applicable Series entitled to vote, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval shall occur only at a meeting of the Members duly called and held in accordance with this Agreement and any applicable Series Designation at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Interests entitled to vote specified in this Agreement and any applicable Series Designation. Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

7.7 Conduct of a Meeting; Member Lists.

(a) The Board shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article 7, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board. The Board may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b) A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order and showing the address of each such Member and the number of Interests registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

7.8 Action Without a Meeting; Written Consent. Any action required or permitted to be taken at a meeting of the Members, or any action that is to be voted on, consented to, or approved by the Members in accordance with this Agreement and any applicable Series Designation, may be taken without a meeting, without prior notice, and without a vote, if one or more written consents setting forth the action so taken are signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

7.9 Voting and Other Rights.

(a) Only those Record Holders of Voting Interests of the Company or the applicable Series on the Record Date set pursuant to Section 7.3 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of such Voting Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Voting Interests shall be deemed to be references to the votes or acts of the Record Holders of such Voting Interests on such Record Date.

(b) With respect to Voting Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Voting Interests are registered, such other Person shall, in exercising the voting rights in respect of such Voting Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Interests in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry.

(c) No Members shall have any cumulative voting rights.

7.10 Proxies and Voting.

(a) On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such vote may be made, or proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be delivered in accordance with the procedure established for the relevant meeting by the Board.

(b) For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(c) The Board may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(d) With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were Interest holders of a Delaware corporation.

(e) In the event that the Company becomes subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, the Company may, but is not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in such rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to Members pursuant to Regulation 14A under the Exchange Act.

Article 8 - MISCELLANEOUS

8.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including electronic communication) to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Interests at his address as shown on the records of the Transfer Agent or delivered electronically as otherwise shown on the records of the Company (including on Exhibit A attached hereto), regardless of any claim of any Person who may have an interest in such Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 8.1 executed by the Company, the Board or the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it or is returned or there is a delivery failure through any electronic communication, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address or electronic address, as applicable) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to the terms and conditions herein. The Board and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

8.2 Amendments; Waiver. Except as otherwise expressly provided in this Agreement or any applicable Series Designation, any provision of this Agreement or any Series Designation may be amended or waived only by an instrument in writing executed by the Board without the approval of the Members, including, without limitation, any amendments the Board deems necessary or appropriate: (i) to evidence the joinder to this Agreement of a new Member of the Company; (ii) in connection with the Transfer of Interests; (iii) as otherwise required to reflect Capital Contributions, distributions and similar actions hereunder; (iv) to reflect the naming of new officers or members of the board of managers or replacement of officers or managers of the Company; (v) any change the Board deems necessary or appropriate to enable trading of Interests, and (vi) to comply with any applicable law, including, without limitation, any securities law or tax law, whether currently in place or promulgated in the future.

8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Members.

8.4 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.5 Survival of Certain Provisions. The covenants and agreements set forth in Section 4.1, Section 4.2, Section 5.2 and Section 8.17 shall survive the Termination of the Company.

8.6 Electronic Information. Each Member hereby agrees that all current and future notices, confirmations and other communications may be made by the Company via email, sent to the email address of record of the Member provided to the Company as changed or updated from time to time, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the Company and the Members except as otherwise required by law. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient’s change of address, or due to technology issues by the recipients service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. Except as required by law, no physical, paper documents will be sent to Members, and if a Member desires physical documents, then such Member agrees to be satisfied by directly and personally printing, at such Member’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that a member desires.

8.7 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

8.8 Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.” The use of “sole discretion” means, with respect to any Board and/ or Person’s determination, act or omission, or the exercise of any option, consideration, designation, requirement, vote, consent, or election by the Board and/or such Person, that the Board and/or such Person is entitled to consider only such interests, factors and reasons or no interests, factors and reasons, as the case may be, as it desires and shall have no duty or obligation to consider any other interest or factor affecting the Company, any Series, the assets of the Company or any Series, the business of the Company or any Series or any Member.

8.9 No Third-Party Rights. Except as expressly provided in this Agreement or any applicable Series Designation, this Agreement and each Series Designation is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

8.10 Entire Agreement. This Agreement including the Series Designations adopted from time to time by the Board, constitutes the entire agreement of the Company, each Series, the Initial Member and any Person who becomes a Member hereafter with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter. For the avoidance of doubt, the Consultancy Agreement, any Subscription Agreement, any Series Designation and any escrow agreement entered into in connection with the Offering constitute separate agreements and are not superseded by this Agreement.

8.11 Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

8.12 Authority. Whenever in this Agreement or elsewhere it is provided that consent is required of, or a demand shall be made by, or an act or thing shall be done by or at the direction of, the Company, or whenever any words of like import are used, all such consents, demands, acts and things are to be made, given or done by the consent of the Board or Person acting under the authority of the Board, unless a contrary intention is expressly indicated.

8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

8.14 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on certificates representing Interests is expressly permitted by this Agreement.

8.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.16 Effectiveness.

Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware on April 23, 2026 (the “Formation Date”).

8.17 Confidentiality. Each Member acknowledges that in connection with such Member’s investment in the Company or any Series, such Member may receive or have access to confidential or proprietary information of the Company or any Series, including without limitation financial information, investment strategies, the identity and holdings of other Members, and the terms of this Agreement and any Series Designation (“Confidential Information”). Each Member agrees to hold all Confidential Information in strict confidence and not to disclose any Confidential Information to any third party without the prior written consent of the Board, except (i) to such Member’s legal, tax, and financial advisors who are bound by equivalent confidentiality obligations, or (ii) as required by applicable law or court order, provided that the Member provides the Board with prompt prior written notice to the extent legally permissible. The obligations of this Section 8.17 shall survive the Termination of the Company.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INITIAL MEMBER:

/s/ George Hall
By:	George Hall
Title:	Managing Member of XChange Place Digital, LLC

COMPANY:

/s/ Cesar Baez
By:	Cesar Baez
Title:	Manager

MEMBERS:

All members now and hereafter admitted as Members of the Company, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the Company or without execution hereof or thereof by purchasing or otherwise lawfully acquiring any Interest, pursuant to Section 2.3.

Exhibit A

Members, Capital Contributions, Interests

Member Name	Address	Number of Class A Interests	Number of Class B Interests
			Issued	Designated For Future Issuance
Consultant		15,000	125,000(1)
Dan Matthies				125,000(2)
Cesar Baez
Jason Glazer
Total		15,000	250,000

(1)	The 125,000 Class B Interests have been issued to the Consultant pursuant to the Consultancy Agreement as compensation for consultancy services rendered to the Company. These Class B Interests are subject to such vesting conditions, continued service requirements, performance milestones, or other criteria as the Board may establish from time to time in its sole discretion pursuant to the Consultancy Agreement or a separate award agreement. No issued Class B Interest held by the Consultant shall be eligible for conversion into a Class A Interest unless and until both the applicable vesting conditions and the Make-Whole Requirement have been satisfied.

(2)	An aggregate of 125,000 Class B Interests have been designated from the Class B incentive pool for potential future issuance collectively to Dan Matthies, Cesar Baez, and Jason Glazer as equity compensation in their capacity as Managers. None of these Class B Interests have been issued as of the date of this Agreement, and no vesting has occurred. The timing, individual allocation among the Managers, vesting conditions, and other terms applicable to any future issuance shall be determined by the Board in its sole discretion from time to time. No designated Class B Interest shall be eligible for conversion into a Class A Interest unless and until both the applicable vesting conditions and the Make-Whole Requirement have been satisfied.

Exhibit B
Form of Series Designation

Series Designation of

[Series Name], a Series of [●], LLC

In accordance with the Limited Liability Company Agreement of [●], LLC, a Delaware Series limited liability company (the “Company”), dated [______] (as amended, the “Agreement”) and upon the execution of this Series Designation by the Board of Managers (“Series [___]”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “[Series Name] Designation Exhibit.”

[In addition, as of the Effective Date of Establishment, the Initial Member shall be issued [●] Class B Interests of Series [●], representing 100% of the membership interests in such Series as of such date, in return for a capital contribution to such Series of $[●].]

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	[Series Name]

Effective Date of Establishment	[_____________].

Series Property	[●]

Authorized Interests	[●]

Additional Provisions	[__________________]

Agreed and executed as of the Effective Date of Establishment as set forth above by the Board of Managers:

By:

Name:

Title:

Schedule 1

Initial Pool

The letter of intent dated on or around the date hereof regarding the proposed acquisition of U.S. Treasury STRIPS and/or other zero-coupon securities issued or guaranteed by the United States Treasury.